Exhibit 99.1

National & Retail Trades and First Call, Release: November 9, 2006 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS THIRD QUARTER EARNINGS

Earnings per Share Increased 51 Percent to $0.68 Per Diluted Share

Total Year EPS Guidance Raised to $3.16 to $3.24 Per Diluted Share

MENOMONEE FALLS, WI … November 9/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS)

Third Quarter 2006 Highlights

•

Net Income increased 45 percent, or 120 basis points as a percent of net sales

•

Comparable sales increased 8.5 percent

•

Opened 65 stores – the largest one-day opening in Company history

Kohl’s Corporation today reported net sales and earnings for the three months and nine months ended October 28, 2006.

Kohl’s Corporation reported earnings per diluted share for the quarter ended October 28, 2006 of $0.68 versus $0.45 a year ago, a 51 percent increase.  Net income was $224.5 million compared to $155.1 million a year ago, a 45 percent increase.   Net sales for the quarter increased 16.6 percent to $3.6 billion from $3.1 billion a year ago while comparable store sales increased 8.5 percent.

For the nine months ended October 28, 2006, net income increased 34 percent to $624.1 million or $1.85 per diluted share, compared to $467.0 million or $1.35 per diluted share for the nine months ended October 29, 2005. Net sales increased 15.6 percent to $10.1 billion from $8.8 billion a year ago. Comparable store sales increased 6.9 percent for the same period.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We are extremely pleased with our performance for the third quarter.  We delivered solid top-line growth and outstanding profitability.  We continue to see consistency in all lines of business and all regions of the country.  This has allowed us to generate profitable market share growth.  We believe we have great momentum entering the fourth quarter.”

Montgomery added, “Our associates are critical to our success as a company and I want to thank them for their hard work, loyalty, and commitment to customer service.  I especially want to thank them for the role they played in opening 65 new stores in one day – the largest grand opening in our history.  They are the reason you can continue to ‘expect great things’ from Kohl’s.”

Earnings Guidance

As a result of its third quarter performance, the Company is raising its full-year earnings guidance from $3.04 to $3.13 per diluted share to $3.16 to $3.24 per diluted share for fiscal 2006.  This would result in an increase in earnings per diluted share of 30 percent to 33 percent over last year.  The Company reaffirmed its guidance for the fourth fiscal quarter of $1.36 to $1.42 per diluted share.

Expansion Update

During the month of October, the Company opened sixty-five new stores in thirty states across the Country.  This was the Company’s largest one-day opening in its history.  The Company operated 814 stores in 45 states as of October 28, 2006, compared with 731 stores in 41 states at the same time last year.

The Company opened three additional stores in November.  This completed the opening of 85 stores in fiscal 2006.  The Company now operates 817 stores in 45 states.

Third Quarter Earnings Conference Call

Investors will have the opportunity to listen to the third quarter earnings conference call today at 5:00 PM (EST) by dialing (913) 905-3179, using Confirmation Code 4773974, at least ten minutes prior to the call.

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Premiere Global Services’ web site at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrzlncnsvwxlcl. To listen to the call, please go to either web site at least fifteen minutes early to register, download and install any necessary audio software. A replay of the call will be available for 30 days.  To access this replay, dial (719) 457-0820, and use Pass Code: 4773974.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:

Vicki Shamion, Vice President – Public Relations, (262) 703-1464

Kohl’s Corporation

Condensed Consolidated Statements of Income

(In Millions, except per share data)

(Unaudited)

3 Months Ended	9 Months Ended

	October 28 2006	% to Net Sales	October 29, 2005	% to Net Sales	October 28, 2006	% to Net Sales	October 29, 2005	% to Net Sales

Net sales	$ 3,637.3		$ 3,119.4		$ 10,113.4		$ 8,750.3
Cost of merchandise sold	2,288.2		1,986.8		6,378.0		5,565.9

Gross margin	1,349.1	37.1%	1,132.6	36.3%	3,735.4	36.9%	3,184.4	36.4%

Operating expenses
Selling, general and administrative	856.9	23.6%	753.8	24.2%	2,377.1	23.5%	2,099.2	24.0%
Depreciation and amortization	94.3	2.6%	85.1	2.7%	283.7	2.8%	247.7	2.8%
Preopening expenses	28.5	0.7%	26.3	0.8%	47.6	0.4%	43.0	0.5%

Operating income	369.4	10.2%	267.4	8.6%	1,027.0	10.2%	794.5	9.1%

Interest expense, net	10.2	0.3%	18.0	0.6%	30.4	0.3%	51.5	0.6%

Income before income taxes	359.2	9.9%	249.4	8.0%	996.6	9.9%	743.0	8.5%
Provision for income taxes	134.7	3.7%	94.3	3.0%	372.5	3.7%	276.0	3.2%

Net income	$ 224.5	6.2%	$ 155.1	5.0%	$ 624.1	6.2%	$ 467.0	5.3%

Basic net income per share	$ 0.69		$ 0.45		$1.86		$ 1.36
Avg. number of shares	326.9		344.4		335.1		344.0

Diluted net income per share	$ 0.68		$ 0.45		$1.85		$ 1.35
Avg. number of shares	329.8		346.8		338.3		346.6

Kohl’s Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

Subject to Reclassification

	9 Months Ended
	October 28, 2006	October 29, 2005
Operating activities
Net income	$ 624,098	$ 467,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	284,185	248,268
Amortization of debt discount	162	163
Deferred income taxes	29,448	31,735
Share-based compensation	31,507	32,535
Excess tax benefits from share-based compensation	(20,480)	(9,859)
Changes in operating assets and liabilities:
Accounts receivable, net	1,652,065	(102,518)
Merchandise inventories	(1,013,653)	(907,340)
Other current and long-term assets	(65,002)	(32,406)
Accounts payable	812,464	625,729
Accrued and other long-term liabilities	145,760	24,833
Income taxes payable	(89,931)	(114,739)

Net cash provided by operating activities	2,390,623	263,448
Investing activities
Acquisition of property and equipment and favorable lease rights	(964,511)	(690,205)
Net (purchases) sales of short-term investments	(158,915)	88,765
Other	(3,856)	(3,362)
Net cash used in investing activities	(1,127,282)	(604,802)
Financing activities
Proceeds from short-term debt	-	225,000
Borrowings under credit facilities	-	106,500
Excess tax benefits from share-based compensation	20,480	9,859
Payments of other long-term debt	(107,248)	(3,779)
Treasury stock purchases	(1,167,916)	-
Proceeds from stock option exercises	63,190	19,770

Net cash (used in) provided by financing activities	(1,191,494)	357,350
Net increase in cash and cash equivalents	71,847	15,996
Cash and cash equivalents at beginning of period	126,839	116,717

Cash and cash equivalents at end of period	$ 198,686	$ 132,713

Kohl’s Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

Subject to Reclassification

	October 28, 2006	October 29, 2005
Assets
Current assets:
Cash and cash equivalents	$ 198,686	$ 132,713
Short-term investments	318,992	-
Accounts receivable trade, net	-	1,492,150
Merchandise inventories	3,251,221	2,854,317
Deferred income taxes	20,909	16,259
Other current assets	149,547	77,810
Total current assets	3,939,355	4,573,249

Property and equipment, net	5,266,048	4,557,827
Favorable lease rights, net	222,724	215,460
Goodwill	9,338	9,338
Other assets	57,224	48,353
Total assets	$ 9,494,689	$ 9,404,227

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 1,642,435	$ 1,330,384
Accrued liabilities	744,499	577,296
Income taxes payable	56,497	52,584
Short-term debt	-	331,500
Current portion of long-term debt and capital leases	8,809	105,875
Total current liabilities	2,452,240	2,397,639

Long-term debt and capital leases	1,040,450	1,040,232
Deferred income taxes	244,481	223,325
Other long-term liabilities	228,236	179,765
Shareholders’ equity	5,529,282	5,563,266
Total liabilities and shareholders’ equity	$ 9,494,689	$ 9,404,227